Exhibit 99.1

AMY S. PARK (State Bar No. 208204)

amy.park@skadden.com

RICHARD S. HORVATH, JR. (State Bar No. 254681)

richard.horvath@skadden.com

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Telephone: (650) 470-4500

Facsimile: (650) 470-4570

[Additional Counsel On Signature Page]

Attorneys for Plaintiff Horizon Pharma, Inc.

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF SANTA CLARA

HORIZON PHARMA, INC., a Delaware

corporation,

                                 Plaintiff,

v.

VICENTE J. ANIDO, JR.,

KAREN A. DAWES,

LOUIS J. LAVIGNE, JR.,

SAMUEL R. SAKS,

JAMES A. SCHOENECK,

PETER D. STAPLE,

DAVID B. ZENOFF,

DEPOMED, INC., a California corporation, and

DOES 1-25, inclusive,

                                     Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	CASE NO.: COMPLAINT FOR VIOLATION OF CALIFORNIA CORPORATIONS CODE AND BREACH OF FIDUCIARY DUTY

Plaintiff Horizon Pharma, Inc., by its undersigned attorneys, as and for its Complaint against defendants Vicente J. Anido, Jr., Karen A. Dawes, Louis J. Lavigne, Jr., Samuel R. Saks, James A. Schoeneck, Peter D. Staple, and David B. Zenoff (collectively, the “Depomed Directors” or the “Individual Defendants”) and Depomed, Inc. (“Depomed” or the “Company”) alleges upon information and belief based upon, inter alia, the investigation of counsel and publicly available documents as follows:

COMPLAINT

SUMMARY OF THE ACTION

1. This action is brought against Depomed and the Depomed Directors for their violations of the California Corporations Code and breaches of fiduciary duty in connection with Depomed’s unlawful response to multiple offers from Horizon Pharma plc and Horizon Pharma, Inc. (collectively, “Horizon”) to acquire Depomed at a significant premium. Indeed, Horizon’s latest offer, valued at $33.00 per share, reflects a 60% premium to the closing price of Depomed stock on the day prior to the public announcement of Horizon’s original offer and an 18.4% premium to the all-time high at which Depomed’s stock had traded prior to that announcement. Rather than engage in discussions with Horizon, the Depomed Directors, without any shareholder vote, implemented impermissible defensive measures in violation of the Corporations Code and the directors’ fiduciary duties to Depomed’s shareholders. These defensive measures included a “Poison Pill” designed to ward off any chance that: (1) Horizon, or any other bidder, might take its offer directly to Depomed shareholders no matter how attractive the offer might be to those shareholders, and (2) bylaw amendments that, in combination with the Poison Pill, created extreme hurdles to Depomed shareholders calling a special meeting to, among other things, appoint a board that would consider a value-maximizing proposal for Depomed shareholders. In adopting these measures, the Depomed Directors had the clear intent to entrench themselves (and current management) in office. As a result of the Directors’ illegal actions, Depomed shareholders will be deprived of the rights guaranteed under California law to exercise their franchise rights and call a special meeting to, among other things:

•	Remove all of the current Depomed Directors, contingent on a new slate of directors being elected; and

•	Adopt a series of amendments to the bylaws intended to reverse the changes made by the Depomed Board of Directors that have the effect of disenfranchising shareholders and delaying or preventing the calling of a special shareholders meeting.

2. One of the defensive measures adopted by the Depomed Directors was a “Poison Pill” that would result in the unequal treatment between Horizon and the other shareholders of Depomed in the event of (1) a public announcement that Horizon, either alone or as part of a group, became the beneficial owner of 10% or more of the outstanding common stock of Depomed, or (2)

COMPLAINT

the commencement of a tender offer or exchange offer that would result in Horizon, either alone or as part of a group, becoming the beneficial owner of 10% or more of the outstanding common stock of Depomed, each subject to certain exceptions. If the pill were to be triggered, then all Depomed shareholders except Horizon would receive rights to buy either Depomed’s or Horizon’s stock, depending on the event, at a discount and would result in massive dilution and financial loss to Horizon. Thus, the Poison Pill will have a devastating effect on Depomed shareholders by frustrating potentially advantageous transactions.

3. The Depomed Directors had no authority to adopt the Poison Pill, which violates California law. Because the Poison Pill would result in the unequal treatment between any party who triggers the pill and all other Depomed shareholders, the Poison Pill violates the express provision of Section 203 of the Corporations Code which provides that, “[e]xcept as specified in the articles or in any shareholders’ agreement, no distinction shall exist between classes or series of shares or the holders thereof.”1 Similarly, the Poison Pill violates the guarantee in Section 400(b) of the Corporations Code that: “All shares of any one class shall have the same voting, conversion and redemption rights and other rights, preferences, privileges and restrictions, unless the class is divided into series. If a class is divided into series, all the shares of any one series shall have the same voting, conversion and redemption rights and other rights, preferences, privileges and restrictions.” The Depomed Directors therefore had no authority under Section 203 or Section 400(b) of the Corporations Code to adopt the Poison Pill. The Depomed Directors’ adoption of the Poison Pill was an ultra vires act.

4. In addition, the Poison Pill deters Depomed shareholders, including Horizon, from exercising their rights guaranteed under California law to call a special meeting of the Company’s shareholders to, among other things, replace the Depomed Directors. Corporations Code Section 600(d) states that: “Special meetings of the shareholders may be called by the board, the chairperson of the board, the president, the holders of shares entitled to cast not less than 10 percent of the votes at the meeting, or any additional persons as may be provided in the articles or

[1]	Unless otherwise noted herein, all emphasis is added.

COMPLAINT

bylaws.” However, the Poison Pill is triggered generally upon a shareholder acquiring 10% of Depomed common stock either individually or as part of a group. Because the Poison Pill could have devastating economic consequences for any party who triggers it, the pill as a practical matter precludes a party from acquiring 10% of the votes of Depomed stock necessary to call a special meeting. In addition, the Poison Pill restrains Horizon (or any other Depomed shareholder) from privately soliciting up to ten other shareholders (as is permitted by the federal proxy rules) for the purpose of calling a special meeting. The Poison Pill therefore thwarts the franchise rights of shareholders guaranteed under Section 600(d). Depomed’s adoption of the Poison Pill to silence shareholders or prevent them from exercising their voting rights is unlawful. The Depomed Directors’ adoption of the Poison Pill was an ultra vires act.

5. The Depomed Directors’ abrogation of the rights of the Company’s shareholders did not stop with the adoption of the Poison Pill. The same day they implemented the Poison Pill, the Depomed Directors approved Amended and Restated Bylaws (the “Amended Bylaws”) that further compromise the right of Depomed shareholders to call a prompt special meeting under Sections 600(d) and 601(c) of the Corporations Code. Before the Depomed Directors adopted the Amended Bylaws, Depomed shareholders who acquired the necessary votes had the right, consistent with Section 601(c) of the Corporations Code, to call a special meeting to be held “not less than 35 nor more than 60 days after the receipt of the request” for the special meeting by the Company.

6. By adopting the Amended Bylaws, the Depomed Directors have delayed when shareholders could call a special meeting – even if a shareholder had sufficient voting control to call a meeting under the Corporations Code. Newly enacted Sections 2(b), 2(c), and 2(d) of the Amended Bylaws now require shareholders first to request a record date to determine the shareholders entitled to request a special meeting – a requirement not found in Section 601(c) or anywhere else in the Corporations Code. The Depomed board can then take almost a month, and can then set that record date a further sixty days out, thereby delaying up to 88 days before shareholders entitled to call a special meeting can formally do so. Only then would the Amended Bylaws permit shareholders to call a special meeting to be held within 35 to 60 days. Accordingly,

COMPLAINT

the Amended Bylaws delay when a special meeting could be held by 130 days or more, a delay not otherwise permitted under Sections 600(d) and 601(c) of the Corporations Code. The Depomed Directors’ adoption of Sections 2(b), 2(c), and 2(d) of the Amended Bylaws was an ultra vires act.

7. The further actions of the Depomed Directors in responding to Horizon’s overtures demonstrate their intent to entrench themselves and to thwart the ability of Depomed shareholders to consider Horizon’s premium offer. In March 2015, Horizon first attempted to initiate discussions regarding a potential friendly merger between the companies, but Depomed did not engage. Then, on May 27, 2015, Horizon communicated an offer to the Depomed Board of Directors pursuant to which Horizon would acquire Depomed in an all-stock transaction valued at $29.25 per share, representing an approximate 40% premium over Depomed’s then-trading price. The Depomed Directors rejected the offer out of hand and declined to negotiate in a meaningful way with Horizon or to provide any reason why Horizon’s offer was inadequate.

8. Despite the Depomed Directors’ rejection, Horizon remained committed to a transaction that would benefit both Depomed and Horizon shareholders. Accordingly, on June 12, 2015, Horizon reiterated its interest in making a premium offer for Depomed and combining the two companies. Again, the Depomed Directors rejected the offer and declined to negotiate in a meaningful way or to explain why Horizon’s offer was inadequate.

9. To inform Depomed shareholders of the benefits of the potential transaction, on July 7, 2015, Horizon publicly announced its proposal to acquire Depomed in a negotiated all-stock transaction that valued each Depomed share at $29.25, representing a 42% premium to the closing price of Depomed stock on July 6, 2015. In addition, the $29.25 valuation exceeded the all-time high at which Depomed’s stock had traded up to July 6. The proposed transaction would yield significant revenue, operating and tax synergies, and would create substantial, immediate and long-term value for the shareholders of both Depomed and Horizon.

10. The Depomed Directors again rejected Horizon’s offer and declined to engage in any meaningful discussions. On July 12, 2015, the Depomed Directors unilaterally and without a shareholder vote approved the Poison Pill and the Amended Bylaws.

COMPLAINT

11. In addition to violating the Corporations Code and constituting an ultra vires act, the combined operation of the Poison Pill and Amended Bylaws renders them impermissible defensive devices. Together the Poison Pill and the Amended Bylaws make it significantly more difficult for a shareholder to call a special meeting in order to displace control of the Company from the Depomed Directors. For example, the Poison Pill requires a shareholder who wishes to obtain shareholder support for a special meeting to conduct a potentially lengthy public solicitation in order to avoid triggering the pill. As a result, the Poison Pill combined with the Amended Bylaws’ procedures for calling a special meeting can delay that meeting by 130 days or more.

12. That the Depomed Directors adopted the Poison Pill only to fend off Horizon’s acquisition proposal and to hinder the ability of a shareholder to call a special meeting is also demonstrated by the Company’s history. On April 21, 2005, the Depomed Board of Directors adopted a poison pill (the “2005 Pill”) that generally would have been triggered upon a shareholder or group of shareholders acquiring 20% or more of the outstanding common stock of Depomed, subject to certain exceptions. After the 2005 Pill expired in April 2015, the Depomed Directors took no action to institute a new pill until Horizon publicly announced its premium offer. And when they adopted the Poison Pill, the Depomed Directors set the ownership threshold for triggering the pill at the same level a shareholder needed to call a special meeting under Section 600(d) to replace the directors.

13. The Amended Bylaws also added onerous informational requirements for any shareholder seeking to join in the request to call a special meeting, including a requirement that institutional shareholders disclose their confidential trading history in the stock of Depomed. These informational requirements are irrelevant and unnecessary to a simple request by shareholders to hold a special meeting. Such informational requirements – which serve no valid corporate purpose and are not required by the proxy rules – could make it infeasible for certain significant shareholders to offer their support for a special meeting.

14. The Poison Pill and Amended Bylaws therefore serve no purpose other than to entrench the Depomed Board at the expense of the franchise rights of the Company’s shareholders.

COMPLAINT

15. Despite the unjustified defensive measures taken by the Depomed Directors, Horizon did not abandon its interest in the Company. In the weeks after the Depomed Directors adopted the Poison Pill and Amended Bylaws, Horizon twice increased its offer for Depomed. The latest offer valued Depomed at $33.00 per share and represents a 60% premium to the Depomed share price on the day prior to Horizon’s original offer being made public. Even with this premium offer from Horizon, on July 29, 2015 the Depomed Directors rejected the offer and remained steadfast in their refusal to engage in meaningful negotiations with Horizon.

16. Under California law, directors are obligated to act with loyalty, good faith, and due care. By adopting defensive measures for the purpose of entrenching themselves in office and significantly limiting – if not effectively annihilating – the right of shareholders to exercise their franchise, the Depomed Directors violated the fiduciary duties owed to the shareholders of Depomed. As a result of the Depomed Directors’ breaches, Depomed shareholders will be unable to receive the benefits of the premium transaction proposed by Horizon or to take prompt action to replace the Depomed Directors.

17. This action seeks declaratory relief that the Poison Pill and certain sections of Amended Bylaws violate the Corporations Code, and are void and unenforceable. This action also seeks to enjoin the Depomed Directors from taking any further actions in violation of California law and to enjoin the Depomed Directors from taking any other improper action to thwart the franchise rights of Depomed shareholders.

JURISDICTION AND VENUE

18. Jurisdiction and venue are proper in this court pursuant to California Code of Civil Procedure Section 395 because at least one of the Individual Defendants resides in Santa Clara County as of the commencement of this action.

19. Jurisdiction and venue also are proper because Section 41 of Depomed’s Amended Bylaws provides that the Santa Clara County Superior Court shall be the “sole and exclusive forum” for (1) “any action asserting a claim for breach of a fiduciary duty owed by any director, officer or employee of the corporation to the corporation or the corporation’s shareholders,” and

COMPLAINT

(2) “any action asserting a claim arising pursuant to any provision of the California Corporations Code or the articles of incorporation or bylaws of the corporation.”

THE PARTIES

20. Defendant Depomed is a California corporation that is focused on products for the management of pain and other central nervous system conditions.

21. Defendant Vicente Anido, Jr. has served on the Depomed Board of Directors since February 2013. As compensation for his service as a director last year Mr. Anido received $193,443.

22. Defendant Karen Dawes has served on the Depomed Board of Directors since April 2008. As compensation for her service as a director last year Ms. Dawes received $208,443.

23. Defendant Louis J. Lavigne Jr. has served on the Depomed Board of Directors since July 2013. As compensation for his service as a director last year Mr. Lavigne received $200,943.

24. Defendant Samuel R. Sacks has served on the Depomed Board of Directors since October 2012. As compensation for his service as a director last year Mr. Sacks received $195,943.

25. Defendant Peter D. Staple has served on the Depomed Board of Directors since November 2003, and as Chairman of the Depomed Board of Directors since March 2009. As compensation for his service as a director last year Mr. Staple received $212,943.

26. Defendant James A. Schoeneck has served on the Depomed Board of Directors since December 2007, and became President and Chief Executive Officer of Depomed in April 2011. As CEO, Mr. Schoeneck received a total compensation package of $4,068,452 last year.

27. Defendant David B. Zenoff has served on the Depomed Board of Directors since March 2007. As compensation for his service as a director last year Mr. Zenoff received $210,943.

28. The true names and capacities of defendants sued herein under California Code of Civil Procedure § 474 as Does 1 through 25, inclusive, are presently not known to Horizon, who therefore sues these defendants by such fictitious names. Horizon will seek to amend this Complaint and include these Doe defendants’ true names and capacities when they are ascertained.

COMPLAINT

Each of the fictitiously named defendants is responsible in some manner for the conduct alleged herein and for the injuries suffered by Horizon.

29. Plaintiff Horizon Pharma, Inc. is a Delaware corporation and is a wholly-owned subsidiary of Horizon Pharma plc. Horizon Pharma plc is a biopharmaceutical company focused on improving patients’ lives by identifying, developing, acquiring and commercializing differentiated and accessible medicines that address unmet medical needs. Plaintiff Horizon Pharma, Inc. has been a Depomed shareholder at all relevant times and continues to own approximately 1.25% of the stock in Depomed.

FACTUAL BACKGROUND

I.	HORIZON PROPOSES A PREMIUM STRATEGIC TRANSACTION AND THE DEPOMED DIRECTORS REJECT IT OUT OF HAND

30. On March 11, 2015, Horizon’s Chairman, President and Chief Executive Officer, Timothy Walbert, spoke to Depomed’s President and Chief Executive Officer, James A. Schoeneck, about engaging in confidential discussions to combine the two companies. Mr. Schoeneck declined to engage citing less than ideal timing.

31. On May 27, 2015, Horizon sent a letter to the Depomed Board of Directors proposing a strategic combination between Horizon and Depomed. In the letter, Horizon proposed a negotiated, all-stock transaction in which Depomed shareholders would receive Horizon ordinary shares. Horizon’s offer valued Depomed common stock at $29.25 per share. At the time, the offer represented a 40% premium to Depomed’s trading price and exceeded the all-time high at which Depomed’s stock had traded. The Depomed Board declined to engage in any meaningful negotiations with Horizon regarding its offer.

32. On June 12, 2015, Horizon sent another letter to the Depomed Directors, reiterating Horizon’s proposal to acquire Depomed in an all-stock transaction valuing the shares of Depomed at $29.25 per share. The letter also set forth the merits of a potential combination. The Depomed Directors again rejected Horizon’s offer out of hand and declined to engage in any meaningful negotiations.

COMPLAINT

II.	IN LIGHT OF DEPOMED’S REFUSAL TO NEGOTIATE, HORIZON MAKES ITS OFFER PUBLIC

33. Given the Depomed Directors’ unjustified refusal to meaningfully negotiate a potential transaction, on July 7, 2015, Horizon made public its proposal to acquire Depomed. That day, Horizon published a letter to Mr. Schoeneck, Depomed’s CEO, in which Horizon wrote, in part:

Over the last several months, we have attempted to convince your board of directors and you that the combination of Horizon Pharma, Inc., a wholly owned subsidiary of Horizon Pharma plc, and Depomed, Inc. is strategically and financially compelling for our respective companies and shareholders. We firmly believe that a combination of Horizon and Depomed would yield significant revenue, operating and tax synergies; accelerated revenue and earnings growth and strong cash flow as well as create substantial immediate and long-term value for our respective stakeholders.

To demonstrate our commitment to the proposed transaction, we sent you a letter on May 27, 2015, offering an all-stock transaction in which Depomed shareholders would receive $29.25 in Horizon ordinary shares, a 40 percent premium to Depomed’s trading price at the time. Since sending the letter, we have repeatedly attempted to engage with your board and advisors as well as you, including sending a follow-up offer letter on June 12th, which reiterated our proposal and set out again the merits of the combination. Unfortunately, your board and you have rejected our proposal and refused to meet or to engage in any discussions with us. In light of the clear benefits that would result from a combination of Horizon and Depomed and the unwillingness of your board, your advisors or you to engage with us, we are compelled to make our proposal known to Depomed’s shareholders. We believe once Depomed shareholders review our proposal and understand the merits of the combination, they will support this proposed transaction. We are ready to engage with your management team and board to negotiate a mutually acceptable agreement to combine our two companies.

Strategic and Financial Benefits

The combination of Horizon and Depomed represents the next logical step in the evolution of our two companies.

***

The combined company would be significantly larger and more diversified than either company individually and positioned to realize substantial and sustainable future growth.

***

COMPLAINT

In consideration of the foregoing, and with the unanimous support of Horizon’s board of directors, we present the following merger proposal.

Financial Terms

Based upon our review of publicly available information, we propose to acquire 100 percent of Depomed’s issued and outstanding shares of common stock for a price of $29.25 per share in Horizon ordinary shares. The acquisition price reflects a premium of 40 percent to Depomed’s closing price as of the date of our first proposal on May 27th and a premium of 42 percent to Depomed’s closing price on July 6, 2015. It also represents a premium of 35 percent and 38 percent to Depomed’s volume weighted average price for the previous 30 and 60 days, respectively, and exceeds the all-time high at which Depomed’s stock has traded. . . .

Under our proposal, Depomed shareholders would own approximately 25 percent of the combined company.

***

The transaction and financial terms we are proposing represent a compelling opportunity for our respective shareholders and would provide the ability to accelerate revenue and earnings growth, while delivering immediate and substantial accretion to the combined company. Depomed shareholders would benefit from the substantial premium we are offering while maintaining future upside associated with the operational synergies, diversification, growth and tax savings resulting from the transaction.

***

This is truly a unique opportunity for our collective companies, shareholders, patients and stakeholders. Horizon is well positioned to deliver optimal value to Depomed’s shareholders. We again request to meet with Depomed’s management team and you to negotiate a mutually acceptable transaction. We look forward to working with Depomed on a successful combination of Horizon and Depomed.

34. In the July 7, 2015 letter, Horizon confirmed its preference to negotiate a friendly deal with the Depomed Board of Directors. Horizon also affirmed that any remaining due diligence would be confirmatory. Horizon further assured Depomed and the investing public that Horizon was “prepared to move expeditiously to reach agreement on transaction terms.”

III.	DEPOMED REJECTS THE JULY 7, 2015 OFFER AND ADOPTS THE POISON PILL AND AMENDED BYLAWS

35. In response to Horizon’s public expression of interest in a premium, negotiated transaction, the Depomed Directors remained steadfast in their refusal to engage in discussions

COMPLAINT

with Horizon. Rather than meaningfully engage with Horizon, on July 12, 2015 the Depomed Directors approved the Poison Pill and Amended Bylaws in violation of California law. The adoption of the Poison Pill and Amended Bylaws were an undisguised effort by the Depomed Directors to deprive the Company’s shareholders of the ability to decide for themselves whether to accept Horizon’s premium offer. Tellingly, the Depomed Directors have offered no justification in any of the Company’s publicly-filed materials for the drastic defensive measures they adopted in response to Horizon’s offer.

A. The Depomed Directors Violate California Law By Adopting The Poison Pill

36. The Depomed Directors adopted the Poison Pill in direct violation of California law. A true and correct copy of Depomed’s Form 8-A, filed with the Securities and Exchange Commission on July 13, 2015 and containing the terms of the Poison Pill, is attached hereto as Exhibit A and incorporated by reference herein.

37. Upon the adoption of the Poison Pill, the Depomed Directors declared a dividend of one right (“Right”) for each outstanding share of Depomed common stock. The Right entitles the holder, upon the occurrence of certain events, to purchase from the Company one one-hundredth of a share of Series B Junior Participating Preferred Stock at a price of $105.00, subject to adjustment.

38. Initially, the Rights attached to all outstanding shares of Depomed common stock. However, upon the earlier of (1) the close of business on the tenth day after the first date of public announcement that an individual or a of a group of affiliated or associated persons (an “Acquiring Person”) has become the beneficial owner of 10% or more of the outstanding common stock of Depomed, or (2) the close of business on the tenth business day after the date a tender offer or exchange offer is first published that would result in a person, either alone or as part of a group, becoming an Acquiring Person, the Rights will separate from the common stock and a distribution date will occur on that date.

39. At the time a person becomes an Acquiring Person, the Poison Pill grants each Depomed shareholder except the Acquiring Person the right to acquire shares of Depomed common stock at a market price equal to two times the exercise price of the Right. This effectively

COMPLAINT

gives Depomed shareholders other than the Acquiring Person the right to purchase Company stock at half price. This is known as a “Flip-In” event.

40. In the event Depomed is acquired in a merger or other business combination, or 50% or more of Depomed’s assets, cash flow, or earning power is sold or transferred, each holder of a Right shall have the right to receive a number of shares of common stock of the acquiring company at a market price equal to two times the exercise price of the Right. This is known as a “Flip-Over” event. Because of the conditions and exclusions for the Flip-In event, the Acquiring Person cannot participate in the Flip-Over event.

41. The Poison Pill therefore divides the class of all holders of Depomed common stock into two distinct groups: those who have the right to buy either Depomed’s or an acquiring company’s stock at a discount and the Acquiring Person who does not have that right. The Poison Pill therefore violates Section 203 of the Corporations Code which provides that, “[e]xcept as specified in the articles or in any shareholder’s agreement, no distinction shall exist between classes or series of shares or the holders thereof.” Nothing in Depomed’s articles or shareholders’ agreement specifies that any distinction shall exist between the holders of Depomed’s common stock. Similarly, the Poison Pill violates Section 400(b) of the Corporation Code which provides: “All shares of any one class shall have the same voting, conversion and redemption rights and other rights, preferences, privileges and restrictions, unless the class is divided into series. If a class is divided into series, all the shares of any one series shall have the same voting, conversion and redemption rights and other rights, preferences, privileges and restrictions.” Depomed common stock is not divided into series.

42. The Poison Pill likewise violates the right of shareholders to call a special meeting – a right that the California legislature guaranteed in Section 600(d) of the Corporations Code. The ability to call a special meeting to alter the composition of a board of directors is a powerful check and balance that shareholders have on directors who disregard the preferences of shareholders. Indeed, Corporations Code Section 600(d) states that: “Special meetings of the shareholders may be called by the board, the chairperson of the board, the president, the holders of shares entitled to

COMPLAINT

cast not less than 10 percent of the votes at the meeting, or any additional persons as may be provided in the articles or bylaws.” However, the Poison Pill is triggered generally upon a shareholder acquiring 10% of Depomed common stock or acting in concert with shareholders holding 10% of that stock. Thus, if shareholders were to privately solicit each other to obtain the 10% of votes necessary to call a special meeting they could trigger the Poison Pill. The only exception to triggering the pill, discussed below, is if a shareholder undertakes the costly and lengthy process of a public solicitation. Because the Poison Pill, if triggered, could cause devastating economic consequences to an Acquiring Person, the pill as a practical matter precludes a person (or persons) from acquiring the 10% of Depomed stock entitling it (or them) to call a special meeting.

43. The Company’s history demonstrates that the Depomed Directors intended for the Poison Pill to preclude a person (or persons) from acquiring the 10% of Depomed stock entitling it (or them) to call a special meeting. On April 21, 2005, the Depomed Board of Directors adopted the 2005 Pill which would have been triggered on the earlier of (1) an individual or a group of affiliated or associated persons becoming the beneficial owners of 20% or more of the outstanding common stock of Depomed, or (2) 10 days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in a person or group of affiliated or associated persons becoming the beneficial owners of 20% or more of the outstanding common stock of Depomed, each subject to certain exceptions. Because the ownership threshold for triggering the 2005 Pill was twice the threshold needed to call a special meeting under Section 600(d), the 2005 Pill would not have interfered with the rights of Depomed shareholders to call a special meeting. While the 2005 Pill was illegal and violated Sections 203 and 400(b) of the Corporations Code, the 2005 Pill expired at the close of business on April 21, 2015. Only when Horizon publicly announced its premium offer did the Depomed Directors implement a new pill. That the Depomed Directors elected to set the ownership threshold for the Poison Pill at 10%, and not at the 20% threshold of the 2005 Pill, demonstrates their intent to

COMPLAINT

hinder the ability of shareholders to call a special meeting under Section 600(d) to replace the directors.

44. The Poison Pill therefore violates Section 600(d) by thwarting the statutory franchise rights of Depomed shareholders.

B.	The Amended Bylaws Frustrate Shareholders’ Ability To Call A Special Meeting

45. On the same day they adopted the Poison Pill, the Depomed Directors also adopted the Amended Bylaws. A true and correct copy of Depomed’s Form 8-K, filed with the Securities and Exchange Commission on July 13, 2015, and containing the Amended Bylaws, is attached hereto as Exhibit B and incorporated by reference herein.

46. Section 2 of the Amended Bylaws violates California law by depriving Depomed shareholders of the right to call a prompt special meeting. In addition, Section 2 imposes a significant delay on the amount of time between when a shareholder can commence the process to call a special meeting and when the special meeting must be held. That delay can be 130 days or more.

1.	Sections 2(b), 2(c), and 2(d) of the Amended Bylaws violate Corporations Code Section 601(c)

47. Under Section 601(c) of the Corporations Code, shareholders who acquire the votes necessary to call a special meeting may call such meeting to be held “not less than 35 nor more than 60 days after the receipt of the request” for the special meeting by the Company.

48. However, before a Depomed shareholder can call a special meeting, Section 2(b) of the Amended Bylaws requires a Depomed shareholder to submit a written request to the Company for the Depomed Directors to set a record date to determine the shareholders entitled to request a special meeting (a “Record Date Request Notice”).

49. Upon receipt of a Record Date Request Notice, Section 2(c) of the Amended Bylaws grants the Depomed Directors up to 28 days to set a record date to determine which shareholders have sufficient voting power to request a special meeting (the “Request Record Date”). Section 2(c) further provides that if the Depomed Directors set a Request Record Date,

COMPLAINT

such date “shall not precede, and shall not be more than 60 days after the close of business on, the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors.”

50. In Section 2(d), the Amended Bylaws provide that only shareholders of Depomed as of the Request Record Date set by the procedures in Sections 2(b) and 2(c) of the Amended Bylaws may submit a request for a special meeting (the “Special Meeting Request”).

51. The procedures set forth in Sections 2(b), 2(c), and 2(d) of the Amended Bylaws permit the Depomed Directors to delay by up to 88 days the record date for determining shareholders who can submit a formal request for a special meeting. Thus, even a 10% shareholder of Depomed – of which there is at least one – could be delayed by three months in exercising its statutory rights to call a special meeting. The Corporations Code does not permit such delay. By imposing an up to three month delay on the time when a shareholder can submit a request for a special meeting, Sections 2(b), 2(c), and 2(d) of the Amended Bylaws violate Section 601(c) of the Corporations Code by interfering with the right of shareholders to call a special meeting within 35 to 60 days.

2.	Given the impact of the Poison Pill, Sections 2(b), 2(c), and 2(d) of the Amended Bylaws impose a significant and improper delay on the ability of shareholders to call a special meeting

52. The procedures set forth in Sections 2(b), 2(c), and 2(d) of the Amended Bylaws, combined with the operation of the Poison Pill, can delay by 130 days or more the holding of a special meeting called by shareholders.

53. Under Section 600(d) of the Corporations Code and Section 2(a) of the Amended Bylaws, shareholders entitled to vote 10% of Depomed’s shares may call a prompt special meeting. However, if a Depomed shareholder accumulates or privately affiliates itself with holders of 10% of the shares of Depomed common stock (including for the mere purpose of calling a special meeting), that shareholder would trigger the Poison Pill.

54. The Poison Pill contains a carve-out to this triggering mechanism: a shareholder can launch a public solicitation to secure support to call a special meeting from shareholders cumulatively holding 10% of Depomed shares. As a practical matter, a public solicitation is

COMPLAINT

expensive and time consuming. The Securities Exchange Act of 1934 contains certain minimum time thresholds and disclosure requirements for such a solicitation that cannot be altered. As a result, a typical public solicitation takes approximately 45 days. Further, if Horizon were to commence a public solicitation without a fixed record date, there would be an additional delay to reconcile the responses with the record date when it is fixed. That reconciliation process could take an additional week.

55. In addition, as alleged above in paragraphs 48 to 51, Sections 2(b), 2(c), and 2(d) of the Amended Bylaws can delay by up to 88 days the establishment of a record date for determining which shareholders can even request a special meeting.

56. Section 2(d) of the Amended Bylaws provides that shareholders must include in their Special Meeting Request a requested meeting date within 35 to 60 days from the receipt of that request by the Company.

57. Sections 2(b), 2(c), and 2(d) of the Amended Bylaws, combined with the operation of the Poison Pill, could therefore permit the Depomed Directors to delay the holding of a special meeting 130 days or more from when they receive the first Record Date Request Notice.

58. The combined effect of the Poison Pill and the Amended Bylaws is to severely impair the ability of Depomed shareholders to exercise their franchise rights, thereby insulating the Depomed Directors from shareholder action. Because the Poison Pill was adopted at the same time as the Amended Bylaws, and the Poison Pill is triggered by the same threshold of shareholders needed to call a special meeting, upon information and belief, the Depomed Directors intended for the Poison Pill and Sections 2(b), 2(c), and 2(d) of the Amended Bylaws to manipulate the franchise rights of Depomed shareholders.

C.	The Amended Bylaws Impose Burdensome Informational Requirements

59. In connection with a request for a special meeting, Section 5(d) of the Amended Bylaws imposes burdensome informational requirements that serve no purpose other than to make it more difficult for shareholders to call a special meeting.

COMPLAINT

60. Section 2(b) of the Amended Bylaws requires any shareholder who submits a Record Date Request Notice to provide information identified in Section 5(d) of the Amended bylaws.

61. Section 2(d) of the Amended Bylaws requires that every shareholder who submits a Special Meeting Request to provide the information called for in Section 5(d).

62. Section 5(d) of the Amended Bylaws contains a bevy of informational requirements. Among other things, shareholders who submit a Record Date Request Notice or a Special Meeting Request, or who propose to nominate a candidate for director, must provide, among other things:

•	If the beneficial owner is an entity (such as Horizon) for each “director, executive, managing member, or control person of such entity”:

•	the class and number of shares they own;

•	“a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such shareholder, beneficial owner or control person and any other person”;

•	“a description of any agreement, arrangement or understanding (including without limitation any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder, beneficial owner or control person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class or series of the corporation’s stock, or maintain, increase or decrease the voting power of the shareholder, beneficial owner or control person with respect to securities of the corporation….”;

•	representations that the shareholder will update the above information in writing within 5 business days after the record date of the special meeting; and

•	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act.

63. Section 5(d) of the Amended Bylaws demands confidential information that is neither required by the federal securities laws or California law nor necessary to call a special meeting. As shown above, Section 5(d) requires extraneous and useless information about the directors, executives, managing members, or control persons of any entity that would exercise its

COMPLAINT

right as a shareholder to request a special meeting. By requiring a Special Meeting Request also to include disclosures mandated by Regulation 14A for a proxy solicitation in an election contest, Section 5(d) requires any shareholder requesting a special meeting – and any directors, executives, managing members, and control persons of that shareholder – to disclose the past two years of its trading history in Depomed stock, specifically “the dates on which [the shares] were purchased or sold and the amount purchased or sold on each such date.” 17 C.F.R. 240.14a-101. By requiring the disclosure of confidential trading activity, this informational requirement could dissuade hedge funds or institutional shareholders from joining in a request to call a special meeting. Section 5(d) goes well beyond what the law requires and makes it virtually impossible to garner support from the necessary number of shareholders to call a special meeting. Accordingly, Section 5(d) serves no purpose other than to discourage shareholders from exercising their right under California law and Section 2(a) of the Amended Bylaws to call a prompt special meeting and to decide for themselves whether to replace the current board of directors.

64. The Poison Pill and Sections 2(b), 2(c), 2(d), and 5(d) of the Amended Bylaws are preventing Depomed shareholders from receiving the benefits of a value-maximizing transaction and from being able to freely exercise their franchise. Depomed shareholders cannot rely on the Depomed Directors to act in the shareholders’ best interests regarding any potential transaction.

65. As a result of the Depomed Directors’ improper actions, Depomed shareholders cannot decide for themselves whether to accept the benefits of any potential transaction with Horizon or any other bidder. In addition, as a result of the Depomed Directors’ conduct, Depomed shareholders will be frustrated in their efforts to utilize their statutorily granted voting rights in violation of California law.

66. Unless the Court invalidates the Poison Pill and Sections 2(b), 2(c), 2(d), and 5(d) of the Amended Bylaws, Depomed shareholders will lose the ability to decide for themselves whether to receive substantial benefits from a potential transaction with Horizon and will be deprived of their ability to call a special meeting and remove the Depomed Directors if they so choose.

COMPLAINT

IV.	SINCE THEY ADOPTED THE POISON PILL AND THE AMENDED BYLAWS, THE DEPOMED DIRECTORS’ ACTIONS CONFIRM THEIR INTENT TO ENTRENCH THEMSELVES AND DEPRIVE DEPOMED SHAREHOLDERS OF A VALUE MAXIMIZING TRANSACTION

67. After the Poison Pill and Amended Bylaws were put in place, Horizon twice increased its offer for Depomed. On July 21, 2015, Horizon sent a letter to Depomed which explained Horizon’s further efforts to engage with the Depomed Directors:

It has been almost two months since we formally communicated our proposal to acquire Depomed, Inc. (“Depomed”). We remain surprised and disappointed by your lack of willingness to engage in a constructive dialogue with the Horizon Pharma plc (“Horizon”) team regarding our offer.

We announced yesterday our estimated net sales for the second quarter of 2015 as well as new guidance with respect to estimated 2015 net sales and adjusted EBITDA. Horizon’s net sales for the second quarter of 2015 of $170 to $172 million represents an increase of greater than 50 percent versus the first quarter of 2015 and greater than 160 percent versus the second quarter of 2014. These results demonstrate the strength of our management team and the commercial model we have developed. We suggest our second quarter results and increased guidance should provide additional evidence of the value Horizon’s commercial and management teams would contribute to the future growth of Depomed’s medicines.

Since making our offer public on July 7, 2015, to acquire 100 percent of Depomed’s issued and outstanding shares of common stock for a price of $29.25 per share in Horizon ordinary shares, we have had the opportunity to discuss our proposal with both Depomed and Horizon shareholders. Based on our conversations with many of your shareholders, including some of your largest shareholders, we are confident they and the broader investment community believe a combination of our two companies represents clear and compelling strategic logic and would create significant immediate and long-term value for Depomed and Horizon shareholders.

As we have communicated to your advisors and you previously, Horizon remains committed to an acquisition of Depomed and we are prepared to consider all paths necessary to complete the transaction; however, our preferred path remains a friendly, negotiated transaction. To demonstrate our commitment to a friendly transaction, we verbally communicated to you an increase to our proposed price to acquire Depomed to $32.25 from $29.25 per share in Horizon ordinary shares. Despite this significant price increase, which we believed would act as a catalyst to facilitate engagement with Depomed, our revised proposal was summarily rejected. The continued lack of engagement with Horizon to negotiate a transaction as well as the governance measures you have put in place to disenfranchise your shareholders in an attempt to prevent or delay a transaction are inconsistent with how your investors have communicated they would like Depomed’s board and management to proceed.

COMPLAINT

In our effort to pursue a friendly, negotiated transaction, we are prepared to further increase our proposal price to $33.00 per share in Horizon ordinary shares, contingent on Depomed rapidly entering into good faith discussions regarding a transaction. Based on public information available to us, we believe $33.00 is a full and fair price for Depomed and represents an approximate 60 percent premium to the Depomed share price on the day prior our original proposal being made public. We urge you to thoughtfully evaluate this revised proposal and engage with us to facilitate a transaction over the next several days. We and our advisors stand ready to immediately meet with your management team and board to negotiate a mutually acceptable agreement.

68. Despite Horizon raising its offer to a 60% premium to the day prior to the public announcement of its original offer and an 18.4% premium to the all-time high trading price prior to that announcement, Depomed again rejected Horizon’s overtures. Notwithstanding Horizon’s increased price and willingness to negotiate a transaction that would benefit Depomed shareholders, the Depomed Directors have maintained the impermissible defensive measures they put in place to thwart the ability of the Company’s shareholders to decide for themselves whether to approve a combination with Horizon.

FIRST CAUSE OF ACTION

Violation of Corporations Code Section 203 and Section 400(b)

(Against All Defendants)

69. Plaintiff repeats and realleges each allegation set forth herein.

70. The Poison Pill is invalid because it violates Section 203 and Section 400(b) of the Corporations Code.

71. Corporations Code Section 203 provides that, “[e]xcept as specified in the articles or in any shareholders’ agreement, no distinction shall exist between classes or series of shares or the holders thereof.”

72. Corporations Code Section 400(b) provides that: “All shares of any one class shall have the same voting, conversion and redemption rights and other rights, preferences, privileges and restrictions, unless the class is divided into series. If a class is divided into series, all the shares of any one series shall have the same voting, conversion and redemption rights and other rights, preferences, privileges and restrictions.”

COMPLAINT

73. Because the Poison Pill creates a distinction between an Acquiring Person and all other holders of Depomed common stock, and neither Depomed’s articles nor its shareholders’ agreement permits such distinction, the Poison Pill violates Section 203 of the Corporations Code.

74. Because the Poison Pill grants different rights between an Acquiring Person and all other holders of Depomed common stock, and Depomed common stock is not divided into series, the Poison Pill violates Section 400(b) of the Corporations Code.

75. Horizon requires a judicial declaration of rights in order to properly address Horizon’s complaints about defendants’ practices. Specifically, Horizon requires a declaration from the Court that the Poison Pill, by creating a distinction between those shareholders of Depomed common stock who become Acquiring Persons and all other shareholders of Depomed common stock, violates Section 203 of the Corporations Code.

76. Horizon requires a judicial declaration of rights in order to properly address Horizon’s complaints about defendants’ practices. Specifically, Horizon requires a declaration from the Court that the Poison Pill, by granting different rights between those shareholders of Depomed common stock who become Acquiring Persons and all other shareholders of Depomed common stock, violates Section 400(b) of the Corporations Code.

77. Horizon has no adequate remedy at law. Only through the exercise of this Court’s equitable powers and the issuance of an order compelling defendants to redeem the Poison Pill and enjoining defendants from enforcing the Poison Pill can plaintiff be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.

SECOND CAUSE OF ACTION

Violation of Corporations Code Sections 600(d) and 601(c)

(Against All Defendants)

78. Plaintiff repeats and realleges each allegation set forth herein.

79. The Poison Pill and Sections 2(b), 2(c), and 2(d) of the Amended Bylaws are invalid because they violate Section 600(d) and Section 601(c) of the Corporations Code.

80. Corporations Code Section 600(d) provides that “[s]pecial meetings of the shareholders may be called by the board, the chairperson of the board, the president, the holders of

COMPLAINT

shares entitled to cast not less than 10 percent of the votes at the meeting, or any additional persons as may be provided in the articles or bylaws.”

81. Corporations Code Section 601(c) provides: “Upon request in writing to the corporation . . . by any person (other than the board) entitled to call a special meeting of shareholders, the officer forthwith shall cause notice to be given to the shareholders entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than 35 or more than 60 days after the receipt of the request. If the notice is not given within 20 days after receipt of the request, the persons entitled to call the meeting may give the notice or the superior court of the proper county shall summarily order the giving of the notice. . . .”

82. Together, Sections 600(d) and 601(c) of the Corporations Code permit holders of 10% of the votes of Depomed stock to call a special meeting to be held within 35 to 60 days within the receipt by the Company of the request for a special meeting.

83. Because the Poison Pill is triggered when a shareholder acquires 10% of Depomed shares either by itself or as part of a group, the Poison Pill precludes a shareholder from acquiring 10% of the votes, or working privately with other shareholders who collectively own 10% of the shares, for the purposes of calling a special meeting under Section 600(d) of the Corporations Code. Accordingly, by adopting the Poison Pill, the Depomed Directors have interfered with the shareholders’ franchise rights protected under Section 600(d) of the Corporations Code.

84. Additionally, by requiring shareholders to request a record date before they can submit a special meeting request, Sections 2(b), 2(c), and 2(d) of the Amended Bylaws interfere with the right of holders of 10% of the votes of Depomed stock to call a special meeting to be held within 35 to 60 days under Sections 600(d) and 601(c) of the Corporations Code. Accordingly, by adopting Sections 2(b), 2(c), and 2(d) of the Amended Bylaws the Depomed Directors have interfered with the shareholders’ franchise rights protected under Sections 600(d) and 601(c) of the Corporations Code.

85. Horizon requires a judicial declaration of rights in order to properly address Horizon’s complaints about defendants’ practices. Specifically, Horizon requires a declaration

COMPLAINT

from the Court that the Poison Pill and Sections 2(b), 2(c), and 2(d) of the Amended Bylaws, by interfering with the franchise rights of Depomed shareholders, violate Sections 600(d) and 601(c) of the Corporations Code.

86. Horizon has no adequate remedy at law. Only through the exercise of this Court’s equitable powers and the issuance of an order compelling defendants to redeem the Poison Pill and enjoining defendants from enforcing the Poison Pill and Sections 2(b), 2(c), and 2(d) of the Amended Bylaws can plaintiff be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.

THIRD CAUSE OF ACTION

For Breach Of Fiduciary Duty – Ultra Vires Acts

(Against The Individual Defendants)

87. Plaintiff repeats and realleges each allegation set forth herein.

88. As set forth above, the Poison Pill and Sections 2(b), 2(c), and 2(d) of the Amended Bylaws violate the Corporations Code. As a result, they are ultra vires and void.

89. By taking actions in violation of the Corporations Code, the Depomed Directors have breached their fiduciary duties.

90. Horizon requires a judicial declaration of rights in order to properly address Horizon’s complaints about defendants’ practices. Specifically, Horizon requires a declaration from the Court that the Poison Pill and Sections 2(b), 2(c), and 2(d) of the Amended Bylaws are ultra vires for violating Sections 203, 400(b), 600(d), and 601(c) of the Corporations Code.

91. Horizon has no adequate remedy at law. Only through the exercise of this Court’s equitable powers and the issuance of an order compelling defendants to redeem the Poison Pill and enjoining defendants from enforcing the Poison Pill and Sections 2(b), 2(c), and 2(d) of the Amended Bylaws can plaintiff be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.

FOURTH CAUSE OF ACTION

Breach of Fiduciary Duty – Improper Defensive Measures

(Against The Individual Defendants)

92. Plaintiff repeats and realleges each allegation set forth herein.

COMPLAINT

93. The Individual Defendants owe Depomed shareholders the highest duties of care, loyalty, and good faith.

94. The Individual Defendants adopted the Poison Pill and Amended Bylaws as defensive responses to Horizon’s inquiries and in anticipation of further offers from Horizon. On information and belief, the Depomed Directors did not determine in good faith after due investigation that Horizon’s offers were a threat. Indeed, Horizon’s offers were for a premium, negotiated, strategic transaction that would benefit Depomed shareholders. Since the Poison Pill and Amended Bylaws were enacted, Horizon has further increased its offers. By maintaining the Poison Pill and Amended Bylaws in the face of the premium offers from Horizon, the Individual Defendants are intentionally failing to act in good faith and consciously disregarding their fiduciary duties to Depomed shareholders.

95. The Poison Pill and Amended Bylaws are components of a disproportionate, coercive, and preclusive defensive response. This response is disproportionate because there is no threat to Depomed or its shareholders. Sections 2(b), 2(c), and 2(d) of the Amended Bylaws are coercive because they frustrate the Depomed shareholders’ ability to call a special meeting. Section 5(d) of the Amended Bylaws is preclusive because as a practical matter it imposes an exceedingly difficult informational requirement on shareholders wishing to call a special meeting.

96. There is no legitimate reason for the Depomed Directors to retain the Poison Pill. The Depomed Directors’ failure to redeem the Poison Pill or render it inapplicable to the acquisition proposed by Horizon deprives Depomed’s shareholders of the right to participate in a premium transaction.

97. The Individual Defendants’ failure to redeem the Poison Pill or to render it inapplicable to Horizon has no economic justification, serves no legitimate purpose, and is not a reasonable response to Horizon’s proposals, which pose no threat to the interests of Depomed shareholders or to Depomed’s corporate policy or effectiveness.

98. The Individual Defendants’ adoption of Sections 2(b), 2(c), 2(d), and 5(d) of the Amended Bylaws has no economic justification, serves no legitimate purpose, and is not a

COMPLAINT

reasonable response to Horizon’s proposals, which pose no threat to the interests of Depomed shareholders or to Depomed’s corporate policy or effectiveness.

99. As such, the Individual Defendants have breached the fiduciary duties they owe to Depomed shareholders under California law.

100. Horizon requires a judicial declaration of rights in order to properly address Horizon’s complaints about defendants’ practices. Specifically, Horizon requires a declaration from the Court that the Poison Pill and Sections 2(b), 2(c), 2(d), and 5(d) of the Amended Bylaws are impermissible defensive responses, the adoption of which by the Depomed Directors constitutes a breach of fiduciary duty.

101. Horizon has no adequate remedy at law. Only through the exercise of this Court’s equitable powers and the issuance of an order compelling defendants to redeem the Poison Pill and enjoining defendants from enforcing the Poison Pill and Sections 2(b), 2(c), 2(d) and 5(d) of the Amended Bylaws can plaintiff be fully protected from the immediate and irreparable injury which defendants’ actions threaten to inflict.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays that this Court enter an order:

(a)	Declaring that the Poison Pill is invalid under California law;

(b)	Declaring that the Sections 2(b), 2(c), and 2(d) of the Amended Bylaws are invalid under California law;

(c)	Declaring that the Depomed Directors have breached their fiduciary duties to Depomed shareholders under California law by, among other things, enacting the Poison Pill and Sections 2(b), 2(c), 2(d), and 5(d) of the Amended Bylaws;

(d)	Compelling the Depomed Directors to redeem the Poison Pill or to render it inapplicable to Horizon;

(e)	Enjoining the Depomed Directors from relying on, implementing, applying or enforcing either the Poison Pill, Sections 2(b), 2(c), or 2(d) of the Amended Bylaws, or Section 5(d) of the Amended Bylaws;

(f)	Preliminarily and permanently enjoining the Depomed Directors and all persons acting in concert with them or on their own behalf from taking any improper action designed to impede, or which has the effect of impeding, the offer from Horizon or the efforts of Horizon to acquire control of Depomed;

(g)	Awarding Horizon its costs and disbursements in this action, including reasonable attorneys’ and experts’ fees; and

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(h) Granting Horizon such other and further equitable relief as the Court may deem just and proper.

DATED: August 3, 2015

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:	/s/ Amy S. Park

Amy S. Park

amy.park@skadden.com

Richard S. Horvath, Jr.

richard.horvath@skadden.com

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

525 University Avenue, Suite 1400

Palo Alto, California 94301

Tel.: (650) 470-4500

Fax: (650) 470-4570

Edward P. Welch (pro hac vice application forthcoming)

edward.welch@skadden.com

Sarah R. Martin (pro hac vice application forthcoming)

sarah.martin@skadden.com

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

Tel.: (302) 651-3000

Fax: (302) 651-3001

Attorneys for Plaintiff Horizon Pharma, Inc.

COMPLAINT